Exhibit 4.1

MENTOR GRAPHICS CORPORATION

as Issuer

and

WILMINGTON TRUST COMPANY

as Trustee

SUPPLEMENTAL INDENTURE NO. 1

Dated as of

March 30, 2017

4.00% Convertible Subordinated Debentures due 2031

This SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of March 30, 2017, is between Mentor Graphics Corporation, an Oregon corporation, as issuer (the “Company”), and Wilmington Trust Company, a Delaware trust company, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture, dated as of April 4, 2011 (such Indenture, as modified by this Supplemental Indenture, and as the same may be further modified, being hereinafter called the “Indenture”), pursuant to which the Company issued its 4.00% Convertible Subordinated Debentures due 2031 in an original aggregate principal amount of $253,000,000 (the “Debentures”);

WHEREAS, the Company, Siemens Industry, Inc., a Delaware corporation (“Parent”), and Meadowlark Subsidiary Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent (“Purchaser”), have entered into that certain Agreement and Plan of Merger, dated as of November 12, 2016 (the “Merger Agreement”), pursuant to which, among other things, on the date of the execution of this Supplemental Indenture, Purchaser is being merged with and into the Company, with the Company being the surviving corporation in such merger (the “Merger”);

WHEREAS, in connection with the Merger, each share of the Company’s common stock, no par value (the “Common Stock”), outstanding immediately prior to the effective time of the Merger was converted into the right to receive an amount in cash, without interest, equal to $37.25 (the “Reference Property”), payable in accordance with Section 2.03 of the Merger Agreement;

WHEREAS, the Merger constitutes a “Business Combination” under the Indenture;

WHEREAS, Section 15.11 of the Indenture provides that the Company or the successor, purchasing or transferee Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 11.01(d) of the Indenture without the consent of any Debentureholders providing that the Debentureholders of the Debentures then outstanding will be entitled thereafter to convert such Debentures as provided in Article 15 of the Indenture, except that, in lieu of delivering any share of Common Stock that the Company would otherwise have been required to deliver pursuant to Article 15 of the Indenture, the Company will instead deliver the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which a holder of one share of Common Stock would have been entitled to receive in exchange for such share of Common Stock upon such Business Combination;

WHEREAS, Section 11.01(j) of the Indenture provides, among other things, that the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture without the consent of any Debentureholders to make a change that the Company deems necessary and advisable and that does not materially adversely affect the interests of any Debentureholder;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has duly authorized this Supplemental Indenture by resolutions adopted on March 30, 2017, and the entry into this Supplemental Indenture by the parties hereto is permitted by the provisions of the Indenture;

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and a valid amendment to the Indenture have been done and the Company requests that the Trustee execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officers’ Certificate described in Section 11.05 of the Indenture and an Opinion of Counsel described in Section 11.05 of the Indenture.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, the receipt and sufficiency of which is hereby acknowledged, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Debentureholders from time to time of the Debentures (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

ARTICLE 2

AMENDMENTS

Section 2.01. Conversion of Debentures into the Reference Property. In accordance with and subject to Section 15.11 of the Indenture, as a result of the Merger, each $1,000 in principal amount of Debentures is, from and after the effective time of the Merger, convertible in accordance with the terms of the Indenture into the right to receive the amount of cash that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger would have owned or been entitled to receive upon the Merger. For all conversions that occur from and after the effective time of the Merger in accordance with and subject to Article 15 of the Indenture, (i) the consideration due upon conversion of each $1,000 principal amount of Debentures shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 15.01(i) of the Indenture), multiplied by the price paid per share of Common Stock in the Merger and (ii) the Company shall satisfy the conversion obligation by paying cash to converting Debentureholders as promptly as practicable after the date that all calculations necessary to make such payment and delivery have been made, but in no event later than five (5) Business Days after the date on which all calculations necessary to determine the amount of cash and number of shares of Common Stock, if any, due upon conversion of a Debenture have been made in accordance with the Indenture.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Effect of this Supplemental Indenture. From the date hereof, the Indenture shall be and be deemed to be modified and amended in accordance herewith, and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Debentureholders shall hereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the Indenture to the Indenture shall hereby be deemed to mean the Indenture as supplemented by this Supplemental Indenture.

Section 3.02. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.03. Provisions Binding on Company’s Successors. All the covenants and agreements of the Company contained in this Supplemental Indenture shall bind its successors and assigns whether so expressed or not.

Section 3.04. Official Acts by Successor Company. Any act or proceeding by any provision of this Supplemental Indenture authorized or required to be done or performed by any board, committee or authorized officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 3.05. Governing Law. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AND EACH DEBENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

Section 3.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto, any paying agent, any conversion agent, any authenticating agent, any Debenture registrar and their successors hereunder or the Debentureholders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

Section 3.07. Headings, Etc. The titles and headings of the articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.09. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

MENTOR GRAPHICS CORPORATION

By:
Name:
Title:

By:
Name:
Title:

[Signature Pages to Supplemental Indenture]

WILMINGTON TRUST COMPANY, as Trustee

By:
	Name:	W. Thomas Morris II
	Title:	Vice President

[Signature Pages to Supplemental Indenture]